GLOBALT, INC.















                          PROXY PAPER POLICY GUIDELINES














                                2005 PROXY SEASON








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                                TABLE OF CONTENTS




I.   A BOARD OF DIRECTORS THAT SERVES THE INTERESTS OF SHAREHOLDERS........5
           Election of Directors...........................................5
                  Independence.............................................5
                  Performance..............................................6
                  Experience...............................................9
                  Other Considerations....................................10
                  Controlled Companies....................................11
           Separation of the Roles of Chairman and CEO....................12
           Declassified Boards............................................13
           Mandatory Director Retirement Provisions.......................14
                  Director Term Limits....................................14
                  Director Age Limits.....................................15
           Requiring Two or More Nominees per Board Seat..................15


     II.  TRANSPARENCY AND INTEGRITY OF FINANCIAL REPORTING...............16
           Auditor Ratification ..........................................16
           Pension Accounting Issues......................................17
           Reporting Contributions and Political Spending.................17


III.     THE LINK BETWEEN COMPENSATION AND PERFORMANCE ...................18

           Equity Based Compensation Plans................................18
                  Option Exchanges........................................19
                  Performance Based Options...............................20
                  Linking Pay with Performance............................20
           162(m) Plans...................................................21
           Director Compensation Plans....................................21
           Options Expensing..............................................22
           Limits on Executive Compensation ..............................22
                  Limits on Executive Stock Options.......................22
           Linking Pay to Social Criteria.................................23
           Full Disclosure of Executive Compensation......................23




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IV.      GOVERNANCE STRUCTURE AND THE SHAREHOLDER FRANCHISE .............23

           Anti-Takeover Measures........................................23
                  Poison Pills (Shareholder Rights Plans)................23
                  Right of Shareholders to Call a Special Meeting........24
                  Shareholder Action by Written Consent..................24
           Authorized Shares.............................................25
           Advanced Notice Requirements for Shareholder Ballot Proposals.25
           Voting Structure..............................................26
                  Cumulative Voting......................................26
                  Supermajority Vote Requirements........................27
           Transaction of Other Business at an Annual or Special
             Meeting of Shareholders ....................................27
         Conflicts of Interest...........................................27
         Offshore Reincorporation........................................27



     V.  SHAREHOLDER INITIATIVES AND MANAGEMENT OF THE FIRM..............28

           Labor Standards and Human Rights..............................29
                  China Principles.......................................29
                  International Codes of Conduct/Vendor Standards........29
                  MacBride Principles....................................30
           Workplace Diversity...........................................30
                  Board Diversity........................................30
                  Equal Employment Opportunity (EEO).....................30
                  Glass Ceiling..........................................31
                  Sexual Orientation.....................................31
           Military and US Government Business Policies..................31
           Foreign Government Business Policies..........................31
           Environmental Policies........................................31
                  Drug Pricing...........................................32
                  Genetically Modified Foods.............................32


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                            THE GLASS LEWIS APPROACH



Glass Lewis views proxy voting as a mechanism for shareholders to protect and promote shareholder wealth. Our proxy voting advice has a decidedly financial bent. Our recommendations are designed to call institutional investors' attention to the economic consequences of each issue on the ballot and to their potential effect on shareholder value.

In the pages that follow, we detail policy guidelines that inform every voting recommendation we make. This document is not, however, a substitute for careful application of these broad principles to the specific situations facing the companies whose proxies we analyze. We do not blindly adhere to any list of governance or other criteria in crafting our advice. We believe that a "one-size-fits-all" approach to governance or proxy voting will not lead to the sort of value creation that institutional investors seek. That is why we use a contextual approach; one that factors in the reality of the company being analyzed.

Our team consists of professionals with an array of skills and experience, including accountants, bankers, Wall Street analysts, lawyers, financial and economic experts and policy professionals.





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                                 POLICY OVERVIEW


I. A BOARD OF DIRECTORS THAT SERVES THE INTERESTS OF SHAREHOLDERS



Election of Directors

Glass Lewis looks for talented boards with a proven record of protecting shareholders and delivering value over the medium- and long-term. We believe that boards working to protect and enhance the best interests of shareholders typically possess the following three characteristics: (1) independence; (2) a record of positive performance; and (3) members with a breadth and depth of experience.

         Independence

         We look at each individual on the board and examine his or her relationships with the company, the company's executives and with other board members. The purpose of this inquiry is to determine whether pre-existing personal, familial or financial relationships (apart from compensation as a director) are likely to impact the decisions of that board member. We believe the existence of personal, familial or financial relationships makes it difficult for a board member to put the interests of the shareholders whom she is elected to serve above her own interests or those of the related party.

         To that end, we classify directors in three categories based on the type of relationships they have with the company:

1. Independent Director - A director is independent if she has no material1 financial, familial2 or other current relationships with the company3, its executives or other board members except for service on the board and standard fees paid for that service. Relationships that have existed within five (5) years4 prior to the inquiry are usually considered to be "current" for purposes of this test.



     1 "Material" as used herein means a relationship where the dollar value exceeds 20% of the fees paid to board members (excluding meeting fees and non-cash compensation).

     2 "Familial" as used herein includes a person's spouse, parents, children, siblings, grandparents, uncles, aunts, cousins, nieces and nephews, including in-laws, and anyone (other than domestic employees) who shares such person's home.

     3 "Company" includes any parent or subsidiary in a consolidated group with the company or any entity that merged with, was acquired by, or acquired the company.

     4 We note that NASDAQ originally proposed a five-year look back period but both it and the NYSE ultimately settled on a three-year look back prior to finalizing their rules. A five-year standard is more appropriate, in our view, because we believe that the unwinding of conflicting relationships between management and board members is more likely to be complete and final after five years. However, Glass Lewis does not apply the five year look back period to directors who have previously served as executives of the company on an interim basis for less than 6 months.

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2.       Affiliated Director - A director is affiliated if she has a material financial, familial or other relationship with the company or its executives, but is not an employee of the company. 5 This includes directors whose employers have a material financial relationship with the Company. In addition, we view a director who owns or controls 25% or more of the company's voting stock as an affiliate.6

3. Inside Director - An inside director is one who simultaneously serves as a director and as an employee of the company. This category may include a chairman of the board who acts as an employee of the company or is paid as an employee of the company.

         Voting Recommendations on the Basis of Independence: Glass Lewis
         ---------------------------------------------------
         believes that a board will most effectively perform the oversight necessary to protect the interests of shareholders if it is independent. In general, we feel that at least two-thirds of the members of the board should consist of independent directors. In the event that more than one third of the members are affiliated or inside directors, we typically recommend withholding votes from some of the inside and/or affiliated directors in order to satisfy the two-thirds threshold we believe is appropriate.

         We are firmly committed to the belief that only independent directors should serve on a company's audit, compensation, nominating and governance committees. We typically recommend that shareholders withhold their votes for any affiliated or inside director seeking appointment to an audit, compensation, nominating or governance committee or who has served in that capacity in the past year.

         In addition, we apply heightened scrutiny to avowedly "independent" chairmen and lead directors. We believe that they should be unquestionably independent or the company should not tout them as such.

         Performance

         The purpose of Glass Lewis' proxy research and advice is to facilitate shareholder voting in favor of governance structures that will drive performance and create shareholder value. The most crucial test of a board's commitment to the company and to its shareholders lies in the actions of the board and its members. We look at the performance of these individuals in their capacity as board members and executives of the company and in their roles at other companies where they may have served.



     5    In  every   instance  in  which  a  company   classifies  one  of  its
          non-employee directors as non-independent, that director will be classified as an affiliate by Glass Lewis.

     6 We view 25% shareholders as affiliates because they typically have access to and involvement with the management of a company that is fundamentally different from that of ordinary shareholders. In addition, and perhaps more importantly, 25% holders may regularly have interests that diverge from those of ordinary holders, for a variety of reasons, including, but not limited to, the liquidity (or lack thereof) of their holdings, personal tax issues, etc.

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         Voting Recommendations on the Basis of Performance: We disfavor
         --------------------------------------------------
         directors who have a track record of poor performance in fulfilling their responsibilities to shareholders at any company where they have held a board or executive position. We typically recommend withholding votes from:

              Board Members Generally:

1. A director who fails to attend a minimum of 75% of the board meetings and applicable committee meetings.7 2. A director who belatedly filed a significant form(s) 4 or 5, or has a pattern of late filings (We look at these forms on a case-by-case basis).
3. A director who is also the CEO of a company where a serious restatement has occurred after the CEO certified the pre-restatement financial statements.

              Audit committee members:8


1. All members of an audit committee who are up for election and who served on the committee at the time of the audit, if audit and audit-related fees total 1/3 or less of the total fees billed by the auditor.
2. All members of an audit committee where non-audit fees include fees for tax services for senior executives of the company or involve services related to tax avoidance or tax shelter schemes.
3. All members of an audit committee that re-appointed an auditor that we no longer consider to be independent for reasons unrelated to fee proportions.
4. All members of an audit committee where the auditor has resigned and reported that a Section 10A Letter9 has been issued. 5. All members of an audit committee at a time when accounting fraud occurred at the company. 6. All members of an audit committee at a time when financial statements had to be restated due to negligence or fraud. 7. All members of an audit committee if the company repeatedly fails to file its financial reports in a timely fashion. 8. All members of an audit committee at a time when the company fails to report or to have its auditor report material weaknesses in internal controls.
9. All members of an audit committee when audit fees are excessively low, especially when compared with other companies in the same industry.



     7 However, where a board member has served for less than one full year, we will not typically withhold for failure to attend 75% of meetings. Rather we will note the failure with a recommendation to track this issue going forward.

     8 Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we recommend withholding from all members of the committee who are up for election.

     9 Auditors are required to report all potential illegal acts to management and the audit committee unless they are clearly inconsequential in nature. If the audit committee / board fail to take appropriate action on an act that has been determined to be a violation of the law, the independent auditor is required to send a letter to the SEC, referred to as a Section 10A letter. Such letters are a very rare occurrence and should be taken very seriously.

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10.      The audit committee chair if the committee failed to put auditor ratification on the ballot for shareholder approval for the upcoming year and fees for the past two years are reasonable (i.e. audit plus audit-related fees are higher than tax fees and higher than all other fees).
11. All members of an audit committee if the committee failed to put auditor ratification on the ballot for shareholder approval, if the non-audit fees or tax fees exceed audit plus audit-related fees in either the current or the prior year.
12. The audit committee chair if the committee does not have a financial expert or has a financial expert who does not have a demonstrable financial background sufficient to understand the financial issues unique to public companies.
13. The audit committee chair if the audit committee did not meet at least 4 times during the year.

              Compensation committee members:10


1. All members of the compensation committee who are currently up for election and served at the time of poor pay-for-performance (e.g., a company receives an F grade in our pay-for-performance analysis).
2. All members of the compensation committee (during the relevant time period) if excessive employment agreements and/or severance agreements were entered into.
3. All members of the compensation committee if performance goals were changed (i.e., lowered) when employees failed or were unlikely to meet original goals or performance-based compensation was paid despite goals not being attained.
4. All members of the compensation committee if excessive employee perquisites and benefits were allowed. 5. The compensation committee chair, if the compensation committee did not meet during the year, but should have (e.g., executive compensation was restructured or a new executive was hired).
6. Any member of the compensation committee who has served on the compensation committee of at least two other public companies where compensation is not in line with performance (based on an F grade in our Pay-for-Performance model) and is also suspect at the company in question.


              Governance committee members:11


1. All members of the governance committee during whose tenure the board failed to implement a shareholder proposal with a direct and substantial impact on shareholders and their rights (i.e., where the proposal received a sufficient number (i.e., at least a majority of shares voting) of shareholder votes to allow the board to implement or take the necessary precursor steps toward implementing that proposal).


     10 Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we recommend withholding from all members of the committee who are up for election.

     11 Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we recommend withholding from all members of the committee who are up for election.

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2.   The governance  committee chair when the roles of the CEO/Chairman have not been split and a lead or presiding director has not been appointed.

3. The governance committee chair when the appointed lead or presiding director is not considered independent according to our standards.

              Nominating committee members:12


1. All members of the nominating committee when the committee nominated or renominated an individual who had a significant conflict of interest or whose past actions demonstrated a lack of integrity or inability to represent shareholder interests.
2. The nominating committee chair, if the nominating committee did not meet during the year, but should have (i.e., new directors were nominated).
3. In the absence of a governance committee, the nominating committee chair when the roles of the CEO/Chairman have not been split and a lead or presiding director has not been appointed or the appointed lead/presiding director is not considered independent according to our standards.



         Experience

         We find that a director's past conduct is often indicative of future conduct. We often find directors with a history of overcompensating executives or with a history of serving on boards where significant and avoidable disasters have occurred, reappearing at companies that follow these same patterns. Glass Lewis has a proprietary database of every officer and every director who serves at 6000 of the most widely held U.S. companies. We use this database to track service and performance of individual board members across companies.

         Voting Recommendations on the Basis of Experience: We typically
         -------------------------------------------------
         recommend that shareholders withhold votes from directors who have served on boards or as executives of companies with track records of poor performance, overcompensation, audit or accounting related issues and/or other indicators of mismanagement or actions against the interests of shareholders.

         Likewise, we look carefully at the backgrounds of those who serve on the key committees of the board to ensure that they have the required skills and diverse backgrounds to make informed and well-reasoned judgments about the subject matter for which the committee is responsible.




     12 Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we recommend withholding from all members of the committee who are up for election.


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         Other Considerations

         In addition to the three key characteristics we analyze in evaluating board members, we consider the following issues in making voting recommendations.

         Voting Recommendations on the Basis of Other Considerations:
         ------------------------------------------------------------

         Irrespective of the overall presence of independent directors on the board, we believe that a board should be wholly free of people who have an identifiable and substantial conflict of interest. Accordingly, we recommend shareholders withhold votes from the following types of affiliated or inside directors under nearly all circumstances.

              Conflict of Interest:

1. CFO who presently sits on the board. In our view, the CFO holds a unique position relative to financial reporting and disclosure to shareholders. Because of the critical importance of financial disclosure and reporting, we believe the CFO should report to and not sit on the board.
2. Director who presently sits on an excessive number of boards. A board member who serves as the CEO of any public company while serving on more than a total of four public company boards and any other director who serves on more than a total of six public company boards typically receives a withhold recommendation from Glass Lewis. The academic literature on this subject suggests that board members spend approximately 200 hours per year per board on which they serve. We believe this limits the number of boards directors can serve on effectively, especially those who are running another company.13

3. Director, or a director who has an immediate family member, who provides material professional services to the company at any time during the past five years. The one exception to this is for a representative of a law firm where the firm serves as general counsel to the company (or the board member serves as general counsel) if there is 1/3 or fewer affiliates and insiders on the board, including that director. These services may include legal, consulting or financial services to the company. We question the need for the Company to engage in consulting relationships with its directors. We view such relationships as creating conflicts for directors, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions. In addition, a company's decisions regarding where to turn for the best professional services may be compromised when doing business with the professional services firm of one of the company's directors.



     13 We note that our guidelines here are well within the standards set forth by the NACD in it's Report of the NACD Blue Ribbon Commission on Director Professionalism, 2001 Edition, pp. 14-15 (also cited approvingly by the Conference Board in it's Corporate Governance Best
          Practices: A Blueprint for the Post-Enron Era, 2002, p. 17) which suggested that CEOs should not serve on more than 2 additional boards, persons with full-time work should not serve on more than 4 additional boards and others should not serve on more than six boards.

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4.       Director, or a director who has an immediate family member, who engages in airplane, real estate or other similar deals, including perquisite type grants from the company. Directors who receive these sorts of payments from the company will have to make unnecessarily complicated decisions that may pit their interests against those of the shareholders they serve. Given the pool of director talent and the limited number of directors on any board, we think shareholders are best served by finding individuals who are unconflicted to represent their interests on the board.

5. Interlocking directorships. CEOs or other top executives who serve on each other's boards create an interlock that poses conflicts that should be avoided to ensure promotion of shareholder interests above all else.

While we do not believe that there is a universally applicable optimum board size, we do believe that boards should have a minimum of five directors in order to ensure that there is a sufficient diversity of views and breadth of experience in every decision the board makes and to enable the formation of key board committees with independent directors. At the other end of the spectrum, we believe that boards whose size exceeds 15 will typically suffer under the weight of "too many cooks in the kitchen" and have difficulty reaching consensus and making timely decisions. Sometimes the presence of too many voices can make it difficult to draw on the wisdom and experience in the room by virtue of the need to limit the discussion so that each voice may be heard.

To that end, we typically recommend against entire boards with fewer than 5 directors. With boards consisting of more than 20 directors, we typically recommend against the members of the nominating and governance committee(s).14 For boards with between 15 and 20 directors, we make a case-by-case determination.





Controlled Companies

Controlled companies present an exception to our independence recommendations. The board of directors' function is to protect the interests of shareholders; however, when a single individual or entity owns more than 50% of the voting shares, then the interests of the majority of shareholders are the interests of that entity or individual. Consequently, Glass Lewis does not recommend withholding votes from boards whose composition reflects the makeup of the shareholder population. In other words, affiliates and insiders who are associated with the controlling entity are not subject to the two-thirds independence rule.


     14 The Conference Board, in its report, Corporate Governance Best Practices, Id. at p. 23, quotes one of its roundtable participants as stating, "[w]hen you've got a 20 or 30 person corporate board, it's one way of assuring that nothing is ever going to happen that the CEO doesn't want to happen."

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     The independence exceptions that we make for controlled companies are as follows:

1. We do not require that controlled companies have boards that are at least two-thirds independent. So long as the insiders and/or affiliates are connected with the controlling entity, we accept the presence non-independent board members.
2. The compensation committee and nominating and governance committee(s) do not need to consist of independent directors.

         a. We believe that controlled companies do not need to have standing nominating and corporate governance committees. Although a committee charged with the duties of searching for, selecting and nominating independent directors can be of benefit to all companies, the unique composition of controlled companies' shareholder base make such a committee both less powerful and less relevant.
         b. We do not require compensation committees at controlled companies to be independent. Although we believe the duties of a committee charged with approving and monitoring the compensation awarded to a company's senior executives would best be executed by independent directors, controlled companies serve a unique shareholder population whose voting power ensures the protection of its interests.
         c. In a similar fashion, controlled companies do not need to have an independent chairman or a lead or presiding director. Although, in our opinion, an independent director in a position of authority on the board - such as the chairman or presiding director - is best able to ensure the proper discharge of the board's duties, controlled companies serve a unique shareholder population whose voting power ensures the protection of its interests.

     We do not make independence exceptions for controlled companies in the case of audit committee membership. Audit committees need to consist solely of independent directors. Regardless of the company's controlled status, the interests of all shareholders must be protected by ensuring the integrity and accuracy of the company's financial statements. Allowing affiliated directors to discharge the duties of audit oversight could present an insurmountable conflict of interest.


Separation of the Roles of Chairman and CEO

Glass Lewis believes that separating the roles of corporate officers and the chairman of the board is typically a better governance structure than a combined executive/chairman position. The role of executives is to manage the business on the basis of the course charted by the board. Executives should be in the position of reporting and answering to the board for their performance in achieving the goals set out by the board. This becomes much more complicated when management actually sits on, or chairs, the board.

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Presumably the influence of any CEO with her board will be supreme. A CEO should be able to set the strategic course for the company, with the blessing of the board, and the board should enable the CEO to carry out her vision for accomplishing the board's objectives. Failure to achieve this objective should lead the board to replace that CEO with someone in whom the board has confidence.

It can become difficult for the board to fulfill its role of overseer and policy setter when the CEO/Chairman controls the agenda and the discussion in the boardroom. This can engender CEOs with leverage to entrench their position leading to longer-than-optimal terms, fewer checks on management, less scrutiny of the operation of the business and limitations on independent, shareholder focused goal-setting by the board.

We view an independent chairman as better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that a CEO and other executive insiders often face. This, in turn, leads to a more proactive and effective board of directors that is looking out for the interests of shareholders above all else.

We do not recommend that shareholders withhold votes from CEOs who serve on or chair the board. However, we do typically encourage our clients to support a separation between the roles of chairman of the board and CEO, whenever that question is posed in a proxy, as we believe that in the long-term it is in the best interests of the company and its shareholders.

Glass Lewis strongly supports the existence of a presiding or lead director with authority to set the agenda for the meetings and to lead sessions outside the presence of the insider chairman.

Declassified Boards

Glass Lewis favors the repeal of staggered boards and the annual election of directors. We believe that staggered boards are less accountable to shareholders than boards that are elected annually. Furthermore, we feel that the annual election of directors encourages board members to focus on the interests of shareholders.

Empirical studies have shown that: (i) companies with staggered boards reduce a firm's value; and (ii) in the context of hostile takeovers, staggered boards operate as a takeover defense, which entrenches management, discourages potential acquirers and delivers a lower return to target shareholders.

In our view, there is no evidence to demonstrate that in a takeover context staggered boards operate to improve shareholder returns. When a staggered board blocks a transaction, research shows shareholders are worse off. For example, one study performed by a group of Harvard Law professors concluded that companies whose staggered boards prevented a takeover "reduced shareholder returns for targets ... on the order of eight to ten percent in the nine months after a hostile bid was announced."15


     15 Lucian Bebchuk, John Coates, Guhan Subramanian, "The Powerful Antitakeover Force of Staggered Boards: Further Findings and a Reply to Symposium Participants," December 2002, page 1. When a staggered board negotiates a friendly transaction, no statistically significant difference in premiums occurs.16


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During a March 2004 Glass Lewis Proxy Talk regarding staggered boards, the proponents of staggered boards could not identify research that demonstrated that staggered boards increase shareholder value. On the contrary, the opponents of such a structure marshaled significant support for the proposition that classified boards reduce shareholder value, holding everything else constant. Lucian Bebchuk, a Harvard Law professor who studies corporate governance issues, concluded that charter-based staggered boards "reduce the market value of a firm by 4% to 6% of its market capitalization" and that "staggered boards bring about and not merely reflect this reduction in market value."17


We also note that shareholders have increasingly come to agree with this view. While companies overall favor a classified board structure - approximately 60% of companies had classified boards based on Glass Lewis estimates from the 2004 proxy season - an increasing number of shareholders have supported the repeal of classified boards. In 2002, there were approximately 50 resolutions relating to the repeal of staggered boards. On average, they garnered 61% support among shareholders, whereas in 1987, only 16.4% of votes cast favored board declassification.

Given the empirical evidence suggesting that staggered boards reduce a firm's value and the increasing shareholder opposition to such a structure, Glass Lewis supports the declassification of boards and the annual election of directors.



Mandatory Director Retirement Provisions

Director Term Limits

Glass Lewis believes that term limits are typically not in the best interests of shareholders. The academic literature available on this subject suggests there is no evidence of a correlation between tenure on the board and a director's performance. Although, on occasion, term limits serve as a crutch for boards that are unwilling to take the steps necessary to police their membership and make the difficult decisions pertaining to when turnover is appropriate. Some shareholders also support term limits as a way to force change where boards lack the fortitude to make changes on their own.







     16 Id. at 2 ("Examining a sample of seventy-three negotiated transactions from 2000 to 2002, we find no systematic benefits in terms of higher premia to boards that have [staggered structures].").

     17   Lucian Bebchuk, Alma Cohen, "The Costs of Entrenched Board" (2004).

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In our view, the experience of directors through their service over time can be a valuable asset to shareholders as directors navigate complex and critical issues faced by the board. However, we understand and support the need for periodic director rotation to ensure a fresh perspective in the board room and the generation of new ideas and business strategies. Therefore, in certain circumstances, we support term limits that are set at not less than 10 years.

Director Age Limits

Glass Lewis believes that age limits are not in the best interests of shareholders. The academic literature available on this subject suggests there is no evidence of a correlation between age and a director's performance. Age limits serve as a crutch for boards that are unwilling to take the steps necessary to police their membership and make the difficult decisions pertaining to when turnover is appropriate. While we understand the support for age limits by some institutions as a way to force change where boards lack the fortitude to make changes on their own, the long term impact of these limits is to restrict experienced and potentially valuable board members from service at an arbitrary cut-off date. The experience of directors through their service over time can be a valuable asset to shareholders as directors navigate complex and critical issues faced by the board. While we understand and support the need for periodic director rotation to ensure a fresh outlook and perspective in the board room and the generation of new ideas and business strategies, we do not believe age limits are the best mechanism to accomplish this goal.

Further, age limits unfairly imply that older directors (or in rare cases, younger) cannot contribute to the oversight of a company. We believe shareholders would be better off focusing their efforts on monitoring the board's approach to corporate governance and their stewardship of the company's performance than imposing "one size fits all" limits that don't necessarily correlate with returns or benefits for shareholders.

Requiring Two or More Nominees per Board Seat

There have been a number of shareholder proposals in recent years that have attempted to address a growing sentiment among shareholders that director elections should be more than just for show. One such proposal requires that the board give shareholders a choice of directors for every seat in every election.

Glass Lewis generally supports shareholder resolutions seeking to open the election process to multiple nominees or requiring a minimum threshold of support for a director's election. This process is more likely to produce a qualified board of directors, and a board that is more responsive to shareholders than the system currently in place at most companies. Accordingly, we typically recommend in favor of this proposal.

II. TRANSPARENCY AND INTEGRITY OF FINANCIAL REPORTING



Auditor Ratification

We believe the role of the auditor is crucial in protecting shareholder value. Shareholders rely on the auditor to ask tough questions and to do thorough analysis of the company's books to ensure that the information ultimately provided to shareholders is accurate, fair and a reasonable representation of the company's financial position. The only way shareholders can make rational investment decisions is if the market is equipped with accurate information about the fiscal health of the company.

In our view, shareholders should demand the services of an objective and well-qualified auditor at every company in which they hold an interest. Like directors, auditors should be free from conflicts of interest and should assiduously avoid situations that require them to make choices between their own interests and the interests of the public they serve. Almost without exception, shareholders should be given the opportunity to review the performance of the auditor annually and ratify the board's selection of an auditor for the coming year.

     Voting Recommendations  regarding Ratification of the Auditor: We generally
     ------------------------------------------------------------        support
     management's recommendation regarding the selection of an auditor except in cases where we believe the independence of a returning auditor or the integrity of the audit has been compromised. Where the board has not allowed shareholders to exercise their right and responsibility to review and ratify the auditor, we typically recommend withholding votes from the chairman of the audit committee of the board and occasionally from the entire audit committee in exceptional situations.

         Reasons why we may not recommend ratification of the auditor include:

          - When audit fees added to audit-related fees total less than the tax fees and/or less than other non-audit fees.

          - If there have been any recent restatements or late filings by the company where the auditor bears some responsibility for the restatement or late filing (e.g. a restatement due to a reporting error).18

          - When the auditor performs tax shelter work or work for a contingent type fee including a fee based on a percentage of economic benefit to the company.

          - When audit fees are excessively low, especially when compared with other companies in the same industry.

          -    When the company has aggressive accounting policies.

          - When the company has poor disclosure or lack of transparency in its financial statements.


          18 An auditor does not perform an audit of interim financial statements and accordingly, in general, we do not believe should be opposed for a restatement of interim financial statements, unless the nature of the misstatement is clear from a reading of the incorrect financial statements.

          - We also look for other relationships or issues of concern with the auditor that might suggest a conflict between the interests of the auditor and the interests of shareholders.


         We typically support audit related proposals regarding:

          o Mandatory auditor rotation when the proposal uses a reasonable period of time (usually not less than 5-7 years).


Pension Accounting Issues

The question often raised in proxy proposals related to pension accounting is what effect, if any, projected returns on employee pension assets should have on the Company's net income. This issue often comes up in the context of executive compensation and the extent to which pension accounting should be reflected in the performance of the business for purposes of calculating payments to executives.

Glass Lewis believes that pension credits should not be included in measuring income used to award performance-based compensation. Many of the assumptions used in accounting for retirement plans are subject to the discretion of a company, and management would have an obvious conflict of interest if pay were tied to pension income. In our view, projected income from pensions does not truly reflect a company's performance.


Reporting Contributions and Political Spending

Glass Lewis believes that disclosure regarding how a company uses its funds is an important component of corporate accountability to shareholders. However, the area of campaign contributions is heavily regulated by federal, state and local laws. Most jurisdictions around the country have detailed disclosure laws and information on contributions is readily available to the public. Other than in exceptional circumstances (e.g. where the Company does not adequately disclose information about its contributions to shareholders or where the Company has a history of abuse in the donation process) we believe that the mechanism for disclosure and the standards for giving are best left to the board.

III. THE LINK BETWEEN COMPENSATION AND PERFORMANCE



Equity Based Compensation Plans

Glass Lewis evaluates option and other equity-based compensation plans with a detailed model and analyst review. We believe that equity compensation awards are a useful tool, when not abused, for retaining and incentivizing employees to engage in conduct that will improve the performance of the Company.

We recognize that equity-based compensation programs have important differences from cash compensation plans and bonus programs. Accordingly, we take factors such as the administration of the plan, the method and terms of exercise, repricing history and express or implied rights to reprice, the presence of evergreen provisions and other factors into account in our model and analysis.

Our analysis is decidedly quantitative and focused on the cost of the plan as compared to the operating metrics of the business. We run twenty different analyses, comparing the program with both absolute limits we believe are key to equity value creation and with a carefully chosen peer group. In general, our model seeks to determine whether the proposed plan is either absolutely excessive or is more than one standard deviation away from the average plan for the peer group on a range of criteria, including dilution to shareholders and the projected annual cost relative to the company's financial performance. Each of the twenty analyses (and their constituent parts) is weighted and the plan is scored in accordance with that weight.

Importantly, our analysis differs from that of other advisors who have developed models for determining whether an option plan is excessive. The principal differences between our approaches (as we understand the various approaches of others) are: (i) we use a measure of expected annual expense of the program and compare that expense against operating metrics of the business to assist in determining whether the plan is excessive in light of the Company's performance;
(ii) we compare overall expected annual cost to the enterprise value of the firm, rather than to market capitalization because the employees, managers and directors of the firm are engaged in creating enterprise value not necessarily market capitalization (the biggest difference can be seen for a company where cash represents the vast majority of market capitalization); and (iii) our approach does not rely exclusively on relative comparisons with averages because we believe that academic literature proves that there are some absolute limits.

We evaluate option plans based on ten overarching principles:

          -    Companies should seek more shares only when they need them.

          - Plans should be small enough that companies need approval every three to four years (or less) from shareholders.

          - If a plan is relatively expensive, it should not be granting options solely to senior executives and board members.

          - Annual net share count and voting power dilution should be limited.

          - Annual cost of the plan (especially if not shown on the income statement) should be reasonable as a percentage of financial results and in line with the peer group.

          - The expected annual cost of the plan should be proportional to the value of the business.

          - The intrinsic value received by option grantees in the past should be reasonable compared with the financial results of the business.

          - Plans should deliver value on a per-employee basis when compared with programs at peer companies.

          -    Plans should not permit re-pricing of stock options.

          - Plans should not contain excessively liberal administrative or payment terms.


     Option Exchanges

     Glass Lewis views option repricing plans and option exchange programs with great skepticism. Shareholders have substantial, real downside risk in owning stock and we believe that the employees, officers and directors that receive stock options should be similarly situated to align interests optimally. We are concerned that option grantees who believe they will be "rescued" from underwater options will be more inclined ab initio to take on unjustifiable risks. Moreover, a predictable pattern of repricing or exchanges substantially alters the value of the stock option in the first instance; options that will practically never expire deeply out of the money are worth far more than options that have such a risk. In short, repricings and option exchange programs change the bargain between shareholders and employees after the bargain has been struck. Repricing is tantamount to a re-trade.

     There is one circumstance in which a repricing or option exchange program is acceptable, namely, if the value of a stock has declined dramatically because of macroeconomic or industry trends (rather than specific company issues) and repricing is necessary to motivate and retain employees. In this circumstance, we think it fair to conclude that option grantees may be suffering from a risk that was not foreseeable when the original equity-based compensation "bargain" was struck. In such a circumstance, we will support a repricing only if the following conditions are true:

              (i) officers and board members do not participate in the program;
              (ii) the stock decline mirrors the market or industry price decline in terms of timing and approximates the decline in magnitude;
              (iii) the exchange is value neutral or value creative to
                  shareholders with very conservative assumptions and a recognition of the adverse selection problems inherent in voluntary programs; and
              (iv) management and the board make a cogent case for needing to incentivize and retain existing employees, such as being in a competitive employment market.

         Performance Based Options

         We regularly encounter shareholder requests that the board adopt a policy basing a significant portion of future stock option grants to senior executives on performance. Typically, performance-based options are defined as those whose exercise price is linked to an industry peer group stock performance index.

         Glass Lewis believes in performance-based equity compensation plans for senior executives. We feel that executives should be compensated with equity when their performance and that of the company warrants such rewards. While we do not believe that equity-based compensation plans for all employees need to be based on overall company performance, we do support such limitations for grants to senior executives (although even some equity-based compensation of senior executives without performance criteria is acceptable, such as in the case of moderate incentive grants made in an initial offer of employment).

         Boards often argue that such a proposal would hinder them in attracting talent. We believe that boards can develop a consistent, reliable approach, as boards of many companies have, that would still attract executives who believe in their ability to guide the company to achieve its targets. If the board believes in performance-based compensation for executives, then these proposals typically will not hamper the board's ability to create such compensation plans.

         We generally recommend that shareholders vote in favor of performance based option requirements.


Linking Pay with Performance

Glass Lewis strongly believes that executive compensation should be linked directly with the performance of the business the executive is charged with managing. Glass Lewis has a proprietary pay-for-performance model that evaluates compensation of the top five executives at every company in the Russell 3000. Our model benchmarks the compensation of these executives compared with their performance using three peer groups for each company: an industry peer group, a smaller sector peer group and a geographic peer group. Using a forced curve and a school letter-grade system, we rank companies according to their pay-for-performance.

We use this analysis to inform our voting decisions on each of the compensation issues that arise on the ballot. Likewise, we use this analysis in our evaluation of the compensation committee's performance.

162(m) Plans

Section 162(m) of the Internal Revenue Code allows companies to deduct compensation in excess of $1 million for the CEO and the next four most highly compensated executive officers upon shareholder approval of the excess compensation. Glass Lewis recognizes the value of executive incentive programs and the tax benefit of shareholder-approved incentive plans. We also believe that this provision allows shareholders to provide important review and consent of executive compensation, a subject that has raised some troubling concerns at several companies over the past few years.

Given the shareholder approval requirement of section 162(m), we believe that companies must provide reasonable disclosure to shareholders so that they can make sound judgments about the reasonableness of the proposed plan. In order to allow for meaningful shareholder review, we believe that these proposals should generally include: specific performance goals; a maximum award pool; and a maximum award amount per employee. We also believe it is important to analyze the estimated grants to see if they are reasonable and in line with the Company's peers.

Where companies fail to provide the very minimum disclosure set forth above or where the proposed plan is excessive when compared with those of the companies' peers, we typically recommend against the plan. The company's track record of aligning pay with performance (as evaluated using our proprietary Pay-for-Performance model) also plays a role in our recommendation on this issue. Where a company has a track record of reasonable pay relative to the performance of the business, we are not typically inclined to recommend against a plan even if the plan caps seem large relative to peers because we recognize the value of having the option of special compensation arrangements for continued exceptional performance. Like all other issues we review, our analysis of these situations attempts to provide consistent but contextual advice given the specifics of the company and ongoing performance.


Director Compensation Plans

Glass Lewis believes that non-employee directors should receive compensation for the time and effort they spend serving on the board and its committees. In particular, we support compensation plans that include option grants or other equity-based awards, which help to align the interests of outside directors with those of shareholders. Director fees should be competitive in order to retain and attract qualified individuals. However, excessive fees represent a financial cost to the company and threaten to compromise the objectivity and independence of non-employee directors. Therefore, a balance is required.

Glass Lewis uses a proprietary model and analyst review to evaluate the costs of those plans compared to the plans of peer companies with similar market capitalizations. We use the results of this model to assist in making our voting recommendations on director compensation plans.

Options Expensing

Glass Lewis strongly supports the expensing of stock options. We believe that stock options are an important component of executive compensation and that the expense of that compensation should be reflected in a company's operational earnings. When companies refuse to expense options, the effect of options on the company's finances is obscured and accountability for their use as a means of compensation is greatly diminished.19

We will always recommend a vote in favor of a proposal to expense stock options.


Limits on Executive Compensation

As a general rule, Glass Lewis believes that shareholders should not be involved in setting executive compensation. Such matters should be left to the board's compensation committee. We view the election of directors, and specifically those who sit on the compensation committee, as the appropriate mechanism for shareholders to express their disapproval or support of board policy on this issue. Further, we believe that companies whose pay-for-performance is in line with its peers should be granted the flexibility to compensate their executives in a manner that drives growth and profit.

However, Glass Lewis favors performance-based compensation as an effective means of motivating executives to act in the best interests of shareholders. Performance-based compensation may be limited if a CEO's pay is capped at a low level rather than flexibly tied to the performance of the Company.


         Limits on Executive Stock Options

         Stock options are a common form of compensation for senior executives. Options are a very important component of compensation packages to attract and retain experienced executives and other key employees. Tying a portion of an executive's compensation to the performance of the company also provides an excellent incentive to maximize share values by those in the best position to affect those values. Accordingly, we typically recommend that our clients oppose caps on executive stock options.


          19 The Conference Board's Commission on Public Trust, in its report, Corporate Governance Best Practices at p. 28, notes in its "Key Recommendations on Executive Compensation" that "Fixed-price stock options should be expensed on financial statements of public companies. The costs associated with equity-based compensation should be reported on a uniform and consistent basis by all public companies in order to provide clear and understandable comparability."

Linking Pay to Social Criteria

Glass Lewis believes that ethical behavior is an important component of executive performance and should be taken into account when evaluating performance and determining compensation. Glass Lewis also believes, however, that the board and specifically its compensation committee are in the best position to set policy on management compensation. Shareholders can hold the board's compensation committee accountable for the compensation awarded through the election of directors.


Full Disclosure of Executive Compensation

Glass Lewis believes that disclosure of information regarding compensation is critical to allowing shareholders to evaluate the extent to which a company's pay is keeping pace with its performance. However, we are concerned when a proposal goes too far in the level of detail that it requests for executives other than the most high-ranking leaders of the company. Shareholders are unlikely to need or be able to use information based on the individual level except in the case of senior corporate officers. Moreover, it will rarely be in the interests of shareholders to give away competitive data about salaries at the individual level, which information is not otherwise available. This sort of disclosure requirement could also create internal personnel issues that would be counterproductive for the company and its shareholders.

While we are in favor of full disclosure for senior executives and we view information about compensation at the aggregate level (e.g. number of employees being paid over a certain amount or in certain categories) potentially very useful, we do not believe that shareholders need or will benefit from detailed reports about individual management employees other than the most senior executives.


IV. GOVERNANCE STRUCTURE AND THE SHAREHOLDER FRANCHISE



Anti-Takeover Measures

         Poison Pills (Shareholder Rights Plans)

         Glass Lewis believes that poison pill plans generally are not in the best interests of shareholders. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. Rights plans can thus prevent shareholders from receiving a buy-out premium for their stock. Typically we recommend that shareholders vote against these plans to protect their financial interests and ensure that they have the opportunity to consider any offer for their shares, especially those at a premium.

         We believe that boards should be given wide latitude in directing the activities of the company and charting the company's course. However, on an issue such as this, where the link between the financial interests of shareholders and their right to consider and accept buyout offers is so substantial, we believe that shareholders should be allowed to vote on whether or not they support such a plan's implementation. This issue is different from other matters that are typically left to the board's discretion. Its potential impact on and relation to shareholders is direct and substantial. It is also an issue in which the interests of management may be very different from those of shareholders and therefore ensuring shareholders have a voice is the only way to safeguard their interests.

         In certain limited circumstances, we will support a limited poison pill to accomplish a particular objective, such as the closing of an important merger, or a pill that contains what we believe to be a reasonable `qualifying offer' clause. We will consider supporting a poison pill plan if the provisions of the qualifying offer clause include the following attributes: (i) the form of offer is not required to be an all-cash transaction; (ii) the offer is not required to remain open for more than 90 business days; (iii) the offeror is permitted to make amendments to the offer, to reduce the offer or otherwise change the terms; (iv) there is no fairness opinion requirement; and (v) there is a low to no premium requirement. Where these requirements are met, we typically feel comfortable that shareholders will have the opportunity to voice their opinion on any legitimate offer.


         Right of Shareholders to Call a Special Meeting

         Glass Lewis strongly supports the right of shareholders to call special meetings. However, in order to prevent abuse and waste of corporate resources by a very small minority of shareholders, we believe that such rights should be limited to a minimum threshold of at least 15% of the shareholders requesting such a meeting. A lower threshold may leave companies subject to meetings whose effect might be the disruption of normal business operations in order to focus on the interests of only a small minority of owners.


         Shareholder Action by Written Consent

         Glass Lewis strongly supports the right of shareholders to act by written consent. However, in order to prevent abuse and waste of corporate resources by a very small minority of shareholders, we believe that such rights should be limited to a minimum threshold of at least 15% of the shareholders requesting action by written consent. A lower threshold may leave companies subject to meetings whose effect might be the disruption of normal business operations in order to focus on the interests of only a small minority of owners.

Authorized Shares

Glass Lewis believes that adequate capital stock is important to the operation of a company. When analyzing a request for additional shares, we typically review four common reasons why a company might need additional capital stock beyond what is currently available:

(i) Stock Split - We typically consider three metrics when evaluating whether we think a stock split is likely or necessary. First, we look at the historical stock pre-split price, if any. Second, we consider the current share price relative to the price in the prior 52 weeks to assess the current price relative to the Company's most common trading price over that period. Finally, we consider some absolute limits on stock price that in our view either always make a stock split appropriate if desired by management or conversely would almost never be a reasonable price at which to split a stock.
(ii) Shareholder Defenses - Additional authorized shares could be used to bolster the efficacy of takeover defenses such as a "poison pill." The fact that the additional shares could be used to defend or discourage a hostile takeover is often discussed as a reason for a requested increase in the proxy. Glass Lewis is typically against such defenses and, therefore, will oppose actions intended to increase the efficacy of such defenses.
(iii) Financing for Acquisitions - We look to see whether the company has a history of using stock for acquisitions and attempt to determine what levels of stock have typically been required to accomplish such transactions. Likewise, we look to see whether this is discussed as a reason for additional shares in the proxy.
(iv) Financing for Operations - We review the company's cash position and its ability to secure financing through borrowing or other means. We look at the company's recent history of capitalization and whether or not the company has had to use stock in the recent past as a means of raising capital.

Issuing additional shares can dilute existing holders in limited circumstances. Further, the availability of additional shares, where the board has discretion to implement a poison pill, can often serve as a deterrent to interested suitors. Accordingly, where we find that the company has not detailed a plan for use of the proposed shares, or where the number of shares far exceeds those needed to accomplish a detailed plan, we typically recommend against the authorization of additional shares. While we think that having adequate shares to allow management to make quick decisions and effectively operate the business is critical, we prefer that, for significant transactions, management come to shareholders to justify their use of additional shares rather than providing a blank check in the form of a large pool of unallocated shares available for any purpose.


Advance Notice Requirements for Shareholder Ballot Proposals

These proposals typically attempt to require a certain amount of notice before shareholders are allowed to place proposals on the ballot. Notice requirements typically range between three to six months prior to the annual meeting. These proposals typically make it impossible for a shareholder who misses the deadline to present a shareholder proposal or a director nominee that might be in the best interests of the company and its shareholders.

We believe it is best for shareholders to have the opportunity to review and vote on all proposals and director nominees that arise. Shareholders can always vote against those proposals that appear with little prior notice. However, shareholders, as owners of the business, are capable of identifying those issues where they have sufficient information and ignoring those where they do not. Setting arbitrary notice restrictions simply limits the opportunity for shareholders to raise issues that may come up after the arbitrary window closes until the following year's annual meeting.

Accordingly, we typically recommend that shareholders vote against these proposals.


Voting Structure

     Cumulative Voting

     Cumulative voting is a voting process that maximizes the ability of minority shareholders to ensure representation of their views on the board. Cumulative voting can play an especially important role where a board is controlled mainly by insiders or affiliates and where the company's ownership structure includes one or more very large shareholders that typically control a majority-voting block of the company's stock. In those situations, shareholders need the protections of cumulative voting to ensure their voices are heard. Glass Lewis believes that cumulative voting generally operates as a safeguard for shareholders by ensuring that those who hold a significant minority of shares are able to elect a candidate of their choosing to the board. This allows the creation of boards that are broadly responsive to the interests of all shareholders rather than simply to a small group of large holders.

     The recent academic literature on this subject indicates that where a highly independent board is in place and the company has a shareholder friendly governance structure, shareholders may be better off without cumulative voting. The analysis underlying this literature indicates that shareholder returns at firms with good governance structures are lower and that boards can become factionalized and prone to evaluating the needs of special interests over the general interests of shareholders collectively.

     Accordingly, we review these proposals on a case-by-case basis factoring in the independence of the board and the status of the company's governance structure. However, we typically find that these proposals are on ballots where independence is lacking and appropriate checks and balances that favor shareholders are not in place. In those instances we typically recommend in favor of cumulative voting.

     Supermajority Vote Requirements

     Glass Lewis believes that supermajority vote requirements act as impediments to shareholder action on ballot items that are critical to shareholder interests. One key example is in the takeover context where supermajority vote requirements can strongly limit the voice of shareholders in making decisions on such crucial matters as selling the business.


Transaction of Other Business at an Annual or Special Meeting of Shareholders

We typically recommend that shareholders not give their proxy to management to vote on any other business items that may properly come before the annual meeting. In our opinion, granting unfettered discretion is unwise.


Conflicts of Interest
In the case of material conflicts of interest, GLOBALT, in accordance with this pre-determined policy, would vote proxies based on the recommendation of our independent third party (Glass Lewis).


Offshore Reincorporation
U.S. to Offshore
----------------
We generally oppose "corporate inversion" transactions, which generally involve a move from the United States to a country with lower corporate tax rates. While we recognize that there are often significant tax advantages to the company from such a reincorporation, there are real and substantial disadvantages, namely:
(i) these transactions constitute a taxable event under section 367 of the Internal Revenue Code, such that shareholders will recognize a gain to the extent that the share price at closing exceeds their basis in the stock; (ii) shareholders often have fewer rights in these foreign jurisdictions (and what rights they do have are certainly less well understood and harder to enforce), including, for example, that Bermuda does not allow for automatic enforcement of U.S. judgments such as derivative action judgments; (iii) there are potential economic and political ramifications - such as denial to federal contracts -- that could substantially injure the fundamental business operations and success of the company; and (iv) the tax advantages may be short-lived - or even illusory -- as evidenced by pending congressional bills that threaten to reduce or eliminate the tax advantages associated with inversion transactions both prospectively and retroactively. See Office of Tax Policy, Department of the Treasury, Corporate Inversion Transactions: Tax Policy Implications at 3 n.2 (citing introduced bills). Accordingly, we will rarely, if ever, be supportive of an inversion transaction that involves a reincorporation outside of the United States.

Offshore to U.S.
----------------
Proposals concerning reincorporating the company in a U.S. state involve quite a different analysis. At this point, the company in question is already experiencing the tax benefits of being a Bermuda or other non-U.S. corporation, and we believe the stock price often reflects that status.

We take the company's trailing price-to-earnings multiple to calculate how much the tax savings is actually worth and what percentage of the company's market capitalization it represents. Since the academic evidence suggests that companies that move offshore do not experience reduced price-to-earning ratios, we anticipate that reincorporating in the U.S. would likely not affect the Company's current multiple. Accordingly, we estimate what a move back to the United States will likely cost shareholders as a percentage of the value of their stock. By taking the company's current stock price, we can then estimate what it will be at solely as a result of reincorporation in the U.S.

Commonly, proponents of returning to the U.S. have suggested that the company in question might lose business (such as government contracts) by virtue of being domiciled offshore. We can calculate how much the company would have to in revenue to offset the tax advantages it currently obtains by being domiciled in offshore, and in the cases we have reviewed, it has not been a strong argument when you look at the figures.

We note that for some shareholders, reincorporation in the United States may create a taxable event, depending on how such a transaction is structured and the stock price at the time of the closing. We are concerned that shareholders whose basis is less than the stock price at that time may have another tax realization event hard on the heels (assuming the company recently reincorporated outside of the U.S.) of the one incurred when the company originally reincorporated offshore.

Finally, we agree with proponents' argument that incorporating in a U.S. state would increase U.S. shareholders' ability to enforce their rights against officers and directors. Recent experience has underscored the importance of a well-settled body of law, as well as the importance of being able to enforce a judgment when officers and directors breach their fiduciary duties. There also may be, proponents often point out, substantial harm to the company's reputation and image as a result of its being domiciled offshore.

Weighing all of these factors, however, we conclude that the admittedly important benefits cited by proponents are generally outweighed by the potential stock price effect.



V. SHAREHOLDER INITIATIVES AND MANAGEMENT OF THE FIRM



Glass Lewis evaluates shareholder proposals on a case-by-case basis. We generally favor proposals that are likely to increase shareholder value and/or promote and protect shareholder rights. We typically prefer to leave decisions regarding day-to-day management of the business and policy decisions related to political, social or environmental issues to management and the board except when we see a clear and direct link between the proposal and some economic or financial issue for the company. We feel strongly that shareholders should not attempt to micromanage the business or its executives through the initiative process. Rather, shareholders should use their influence to push for governance structures that protect shareholders, including actual director elections and then put in place a board they can trust to make informed and careful decisions that are in the best interests of the business and its owners. We believe that shareholders should hold directors accountable for management and policy decisions through the election of directors.


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LABOR STANDARDS AND HUMAN RIGHTS

GLOBALT supports proposals that seek to protect human rights, improve workplace diversity, and advance equal employment opportunities.

China Principles
Vote AGAINST proposals to implement the China Principles unless:

          o There are serious controversies surrounding the company's China operations, and

          o    The  company  does  not  have a code of  conduct  with  standards
               similar  to  those   promulgated  by  the   International   Labor
               Organization (ILO).

Country-specific human rights reports
Vote CASE-BY-CASE on requests for reports detailing the company's operations in a particular country and steps to protect human rights, based on:

          o    The nature and amount of company business in that country

          o    The company's workplace code of conduct

          o    Proprietary and confidential information involved

          o Company compliance with U.S. regulations on investing in the country

          o    Level of peer company involvement in the country.

International Codes of Conduct/Vendor Standards
Vote CASE-BY-CASE on proposals to implement certain human rights standards at company facilities or those of its suppliers and to commit to outside, independent monitoring. In evaluating these proposals, the following should be considered:

          o The company's current workplace code of conduct or adherence to other global standards and the degree they meet the standards promulgated by the proponent

          o Agreements with foreign suppliers to meet certain workplace standards

          o    Whether company and vendor facilities are monitored and how

          o    Company participation in fair labor organizations

          o    Type of business

          o    Proportion of business conducted overseas

          o    Countries of operation with known human rights abuses

          o Whether the company has been recently involved in significant labor and human rights controversies or violations

          o    Peer company standards and practices

          o    Union presence in company's international factories

Generally vote FOR reports outlining vendor standards compliance unless any of the following apply:

          o The company does not operate in countries with significant human rights violations

          o    The  company  has  no  recent  human  rights   controversies   or
               violations, or

          o The company already publicly discloses information on its vendor standards compliance.

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MacBride Principles
Vote CASE-BY-CASE on proposals to endorse or increase activity on the MacBride Principles, taking into account:

          o Company compliance with or violations of the Fair Employment Act of 1989

          o Company antidiscrimination policies that already exceed the legal requirements

          o    The cost and feasibility of adopting all nine principles

          o The cost of duplicating efforts to follow two sets of standards (Fair Employment and the MacBride Principles)

          o    The potential for charges of reverse discrimination

          o The potential that any company sales or contracts in the rest of the United Kingdom could be negatively impacted

          o    The level of the company's investment in Northern Ireland

          o    The number of company employees in Northern Ireland

          o    The  degree  that  industry   peers  have  adopted  the  MacBride
               Principles

          o Applicable state and municipal laws that limit contracts with companies that have not adopted the MacBride Principles.


WORKPLACE DIVERSITY

Board Diversity
Generally vote FOR reports on the company's efforts to diversify the board, unless:

          o The board composition is reasonably inclusive in relation to companies of similar size and business or

          o The board already reports on its nominating procedures and diversity initiatives.

Vote CASE-BY-CASE on proposals asking the company to increase the representation of women and minorities on the board, taking into account:

          o    The degree of board diversity

          o    Comparison with peer companies

          o    Established process for improving board diversity

          o    Existence of independent nominating committee

          o    Use of outside search firm

          o    History of EEO violations.


Equal Employment Opportunity (EEO)
Generally vote FOR reports outlining the company's affirmative action initiatives unless all of the following apply:

          o    The company has well-documented equal opportunity programs

          o    The  company  already   publicly   reports  on  its  company-wide
               affirmative initiatives and provides data on its workforce diversity, and

          o    The company has no recent EEO-related violations or litigation.

Vote AGAINST proposals seeking information on the diversity efforts of suppliers and service providers, which can pose a significant cost and administration burden on the company.

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Glass Ceiling
Generally vote FOR reports outlining the company's progress towards the Glass Ceiling Commission's business recommendations, unless:

          o The composition of senior management and the board is fairly inclusive

          o The company has well-documented programs addressing diversity initiatives and leadership development

          o The company already issues public reports on its company-wide affirmative initiatives and provides data on its workforce diversity, and

          o The company has had no recent, significant EEO-related violations or litigation

Sexual Orientation
Vote FOR proposals seeking to amend a company's EEO statement in order to prohibit discrimination based on sexual orientation, unless the change would result in excessive costs for the company.

Vote AGAINST proposals to extend company benefits to or eliminate benefits from domestic partners. Benefits decisions should be left to the discretion of the company.


Military and US Government Business Policies

Glass Lewis believes that disclosure to shareholders of information on key company endeavors is important. However, Glass Lewis generally does not support resolutions that call for shareholder approval of policy statements for or against government programs that are subject to thorough review by the Federal Government and elected officials at the national level.



Foreign Government Business Policies

Glass Lewis believes that worldwide business policies are best left to management and the board, absent a showing of egregious or illegal conduct that might threaten shareholder value. We believe that board members can be held accountable for these issues when they face re-election.



Environmental Policies

GLOBALT votes on all proposals referenced in the "Environmental Policies" section according to what we believe to be in the best economic interests of shareholders absent any specific instructions from our clients.


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Drug Pricing
Vote CASE-BY-CASE on proposals asking the company to implement price restraints on pharmaceutical products, taking into account:

          o    Whether the proposal focuses on a specific drug and region

          o Whether the economic benefits of providing subsidized drugs (e.g., public goodwill) outweigh the costs in terms of reduced profits, lower R&D spending, and harm to competitiveness

          o The extent that reduced prices can be offset through the company's marketing budget without affecting R&D spending

          o Whether the company already limits price increases of its products

          o    Whether   the    company    already    contributes    life-saving
               pharmaceuticals to the needy and Third World countries

          o    The extent that peer companies implement price restraints


Genetically Modified Foods
Vote AGAINST proposals asking companies to voluntarily label genetically engineered (GE) ingredients in their products or alternatively to provide interim labeling and eventually eliminate GE ingredients due to the costs and feasibility of labeling and/or phasing out the use of GE ingredients.

Vote CASE-BY-CASE on proposals asking for a report on the feasibility of labeling products containing GE ingredients taking into account:

          o The relevance of the proposal in terms of the company's business and the proportion of it affected by the resolution

          o    The quality of the company's  disclosure  on GE product  labeling
               and  related  voluntary   initiatives  and  how  this  disclosure
               compares with peer company disclosure

          o Company's current disclosure on the feasibility of GE product labeling, including information on the related costs

          o Any voluntary labeling initiatives undertaken or considered by the company.

Vote CASE-BY-CASE on proposals asking for the preparation of a report on the financial, legal, and environmental impact of continued use of GE ingredients/seeds.

          o The relevance of the proposal in terms of the company's business and the proportion of it affected by the resolution

          o The quality of the company's disclosure on risks related to GE product use and how this disclosure compares with peer company disclosure

          o The percentage of revenue derived from international operations, particularly in Europe, where GE products are more regulated and consumer backlash is more pronounced.

Vote AGAINST proposals seeking a report on the health and environmental effects of genetically modified organisms (GMOs). Health studies of this sort are better undertaken by regulators and the scientific community.

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Vote AGAINST proposals to completely phase out GE ingredients from the company's products or proposals asking for reports outlining the steps necessary to eliminate GE ingredients from the company's products. Such resolutions presuppose that there are proven health risks to GE ingredients (an issue better left to federal regulators) that outweigh the economic benefits derived from biotechnology.








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